EXHIBIT 99.2
Pro Forma Financial Information

On April 3, 2008, the Company purchased substantially all the assets of Intelligent Digital Systems, LLC. (“IDS”). The assets consist of the current TechEye software (“DVR Software”) and computer software in development relating to the TrueHybrid hybrid NVR/DVR technology (“Hybrid DVR Software”). The Company is currently investigating patent protection for a number of the processes included in the DVR software and Hybrid DVR Software. The assets purchased included three trademarks, which the Company does not currently plan to use and therefore assigned no value to them.

Under the terms of the agreement, the Company purchased accounts receivable of $3,185 and inventory of $20,123 as well as the DVR Software and Hybrid DVR Software.

The amount of $1,562,692 was assigned to intangible assets. The intangible assets consist of the DVR Software and Hybrid DVR Software and are being amortized over their estimated useful lives of 1 and 5 years respectively.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Accounts Receivable	$3,185
Inventory	20,123
DVR Software	28,555
Hybrid DVR Software	1,534,137

Total	$1,586,000

The intangible software assets were valued using the income method, using the company's best estimates of future cash flows from the sales of the products including the software, a 40% tax rate and discount rates between 15 and 20%.

Amortization of $7,139 will be charged to cost of good sold during the quarter ending June 30, 2008 for the DVR Software. The balance of $21,416 will be amortized in equal amounts over the next three quarters.

Amortization associated with the Hybrid DVR Software is not expected to begin until the fourth quarter of 2008, when products containing the software are commercially available. As a result, future amortization is expected to be:

Quarter ending June 30, 2008	$7,139
Quarter ending September 30, 2008	$7,139
Quarter ending December 31, 2008	$83,846
2009	$313,966
2010	$306,827
2011	$306,827
2012	$306,827
2013	$230,121
Total	$1,562,692

The following pro forma condensed consolidated balance sheets and statements of operations are presented to give effect to the acquisition by Visual Management Systems, Inc. of substantially all of the assets of IDS on April 3, 2008. The pro forma condensed consolidated balance sheet assumes that the acquisition occurred as of March 31, 2008. The pro forma condensed consolidated statements of operations assume that the acquisition occurred on January 1, 2007. Such information does not purport to be indicative of the results which would have actually been obtained if the acquisitions had been effected on the dates indicated nor is it indicative of actual or future operating results or financial position.

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Balance Sheet
At March 31, 2008	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Assets

Current assets
Cash	$111,567	$2,777	a	$(7,777)	$106,567
Accounts receivable	195,912	3,185		-	199,097
Inventory	587,606	20,123		-	607,729
Prepaid expenses	5,190	-		-	5,190
Total current assets	900,275	26,085		(7,777)	918,583
Property and equipment - net	726,786	225	b	(225)	726,786
Deposits and other assets	90,808				90,808
Investment in joint venture			c	5,000	5,000
Intangible assets - net	1,659,727		d	1,562,692	3,222,419

Total Assets	$3,377,596	$26,310		$1,559,690	$4,963,596

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$705,074	$808	e	$(808)	$705,074
Accrued expenses and other current liabilities	973,096				973,096
Customer Deposits	236,041				236,041
Sales tax payable	78,236				78,236
Bank line of credit	49,981				49,981
Short term debt	-	-	f	42,000	42,000
Current maturity of convertible notes payable	833,333				833,333
Current portion of long-term debt	346,278				346,278
Current portion of obligations under capital leases	53,811				53,811
Total current liabilities	3,275,850	808		41,192	3,317,850

Convertible notes payable	2,268,334		g	1,544,000	3,812,334
(net of current maturities and unamortized discount of $648,333)
Long-term debt - net of current portion	306,696	15,000 h		(15,000)	306,696
Obligations under capital leases - net of current portion	100,554				100,554

Stockholders' equity (deficit)
Members Capital		10,502	i	(10,502)	-
Preferred stock	1				1
Common stock, $.001 par value; 50,000,000 shares authorized	8,002				8,002
Additional paid-in-capital	12,744,785				12,744,785
Accumulated deficit	(15,176,626)				(15,176,626)
Treasury stock	(150,000)				(150,000)
Total stockholders' equity (deficit)	(2,573,838)	10,502		(10,502)	(2,573,838)

Total liabilities and stockholder's equity (deficit)	$3,377,596	$26,310		$1,559,690	$4,963,596

a	To record the $5,000 invested in the joint venture by VMS and to record the fair value of the cash received.
b	Adjustment to record the fair value of assets received
c	Adjustment to record the VMS investment in the joint venture
d	Adjustment to record the fair value of the intangible assets
e	Adjustment to record the fair value of the liabilities assumed
f	Adjustment to record the portion of the purchase price to be paid in seven equal monthly installments
g	Adjustment to record the convertible note
h	Adjustment to record the fair value of the liabilities assumed
i	Adjustment to eliminate share capital of IDS

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Statement of Operations

Three months ended March 31, 2008	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Revenues - net	$1,577,309	$9,918			$1,587,227

Cost of revenues	843,113	63,849			906,962

Gross margin	734,196	(53,931)			680,265

Operating expenses	2,729,362	17,303	aa	83,846	2,830,511

Loss from operations	(1,995,166)	(71,234)		(83,846)	(2,150,246)

Other (income) expenses
Debt conversion expense	-				-
Interest income	-	-			-
Interest expense	140,003				140,003
Miscellaneous income	305				305
	140,308	-		-	140,308

Net Income (Loss)	$(2,135,474)	$(71,234)		$(83,846)	$(2,290,554)

Weighted average shares outstanding	7,442,367				7,442,367

Per share data (basic and diluted)	$(0.29)				$(0.31)

aa	Adjustment for the amortization of the intangible assets over the estimated useful lives

Visual Management Systems, Inc. and Subsidiaries
Pro Forma Combined Statement of Operations

Year ended December 31, 2007	Visual Management Systems, Inc. and Subsidiaries	Intelligent Digital Systems, LLC		Pro Forma Adjustments	Pro Forma Combined

Revenues - net	$6,315,622	$131,260			$6,446,882

Cost of revenues	3,392,995	130,716			3,523,711

Gross margin	2,922,627	544			2,923,171

Operating expenses	8,490,554	337,585	aa	335,382	9,163,521

Loss from operations	(5,567,927)	(337,041)		(335,382)	(6,240,350)

Other (income) expenses
Debt conversion expense	796,084				796,084
Interest income	-	(12)			(12)
Interest expense	3,420,634				3,420,634
Miscellaneous income	-				-
	4,216,718	(12)		-	4,216,706

Loss before provision for income taxes	(9,784,645)

Provision for income taxes

Net loss	(9,784,645)	(337,029)		(335,382)	(10,457,056)

Provision for income taxes	-

Net loss	$(9,784,645)	$(337,029)		$(335,382)	$(10,457,056)

Deemed dividend on convertible preferred stock	635,582	-		-	635,582

Net income available to common	$(10,420,227)	$(337,029)		(335,382)	$(11,092,638)

Weighted average shares outstanding	6,646,751				6,646,751

Per share data (basic and diluted)	$(1.57)				$(1.67)

aa	Adjustment for the amortization of the intangible assets over the estimated useful lives